Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this amendment No. 3 to the Registration Statement of Riot Blockchain, Inc. on Form S-3 (No. 333-226111) to be filed on or about February 28, 2019 of our report dated March 31, 2017, except for Note 10-B, as to which the date is June 28, 2017, on our audit of the consolidated financial statements as of December 31, 2016 and for the year then ended, which report was included in the Annual Report on Form 10-K filed April 17, 2018.  We also consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3.

EISNERAMPER LLP
Iselin, New Jersey
February 28, 2019